MDU Resources Increases 2020 Earnings Guidance

BISMARCK, N.D. — Dec. 14, 2020 — MDU Resources Group, Inc. (NYSE: MDU) today announced that its earnings per share in 2020 are expected to be higher than the company previously predicted through earnings guidance. Earnings per share for 2020 are now projected in the range of $1.92 to $2.02, an increase from prior guidance of $1.80 to $1.90.

“We have been incredibly pleased with our operating results throughout the year as demand remains strong for the essential services that we provide across our businesses. On the strength of our performance through November, along with our estimates for December, we felt it was important to update our investors,” said David L. Goodin, president and CEO of MDU Resources. “We experienced more favorable construction weather in the fourth quarter than is typical for our northern states, providing our operations with a longer construction season. We also realized stronger operating cost containment at our regulated energy delivery companies. These factors have enhanced our results during the fourth quarter.

“Looking toward 2021, we expect the momentum we’ve built throughout 2020 to continue as our construction backlog remains strong even while we have worked later in the season, with $1.24 billion of work for construction services and $564 million for construction materials as of Nov. 30. We also will complete in 2021 our largest natural gas pipeline construction project to date, and we will begin preparing to construct in 2022 an 88-megawatt simple-cycle electric generation peaking unit in North Dakota.”

The company will issue its full-year earnings results for 2020 and initiate 2021 guidance in early February.

Forward-Looking Statements
Information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release, including earnings per share guidance, backlog information and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-Q and 10-K.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095

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